EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
AssuranceAmerica Corporation:
We consent to the incorporation by reference of our report dated March 8, 2006, with respect to the consolidated balance sheet of AssuranceAmerica Corporation as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2005 annual report on form 10-KSB of AssuranceAmerica Corporation.
Miller Ray Houser & Stewart LLP
Atlanta, Georgia
March 30, 2007